Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces First Quarter 2009 Results

BOSTON, Massachusetts, February 17, 2009 – National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the first quarter ended December 31, 2008.

Revenue for the quarter ended December 31, 2008 was $241.2 million, an increase of $9.1 million, or 3.9%, over revenue for the quarter ended December 31, 2007.  The increase in revenue was primarily related to organic growth, including growth related to new programs that began operations during the fiscal year ended September 30, 2008 (“fiscal 2008”) and the first quarter of the fiscal year ended September 30, 2009 (“fiscal 2009”).  In addition, revenue increased as a result of the acquisition of Transitional Services, Inc. which the Company acquired during the fourth quarter of fiscal 2008.

Income from operations for the quarter ended December 31, 2008 was $10.5 million, a decrease of $1.5 million as compared to income from operations for the quarter ended December 31, 2007.  The operating margin was 4.3% for the quarter ended December 31, 2008, a decrease from 5.2% for the quarter ended December 31, 2007.

Net loss for the quarter ended December 31, 2008 was $2.3 million compared to net loss of $0.3 million for the quarter ended December 31, 2007.

Adjusted EBITDA(1) for the quarter ended December 31, 2008 was $23.7 million, a decrease of $1.5 million, or 5.9%, as compared to Adjusted EBITDA for the quarter ended December 31, 2007.  Adjusted EBITDA was negatively impacted by increased investments in growth initiatives and business process improvements.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, February 20, 2009 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, February 27, 2009. Those wishing to participate in the February 20 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 35 states and the District of Columbia.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2008	December 31, 2007
Statements of Operations Data:

Net revenues	$241,233	$232,105
Cost of revenues	183,089	176,437
Gross profit	58,144	55,668
General and administrative expenses	34,602	31,082
Depreciation and amortization	13,054	12,623
Income from operations	10,488	11,963
Management fee of related party (1)	(223)	(451)
Other (expense) income, net	(361)	33
Interest income	116	289
Interest expense	(12,439)	(12,183)
Loss from continuing operations before income taxes	(2,419)	(349)
(Benefit) provision for income taxes	(36)	86
Loss from continuing operations	(2,383)	(435)
Income from discontinued operations, net of tax	42	116
Net loss	$(2,341)	$(319)

Additional financial data:

Program rent expense (2)	$6,345	$6,036
Adjusted EBITDA (3)	$23,700	$25,181

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2008	December 31, 2007
Reconciliation from Net loss to Adjusted EBITDA:
Net loss	$(2,341)	$(319)
(Benefit) provision for income taxes	(36)	86
Interest income	(116)	(289)
Interest expense	12,439	12,183
Depreciation and amortization	13,054	12,623
Management fee of related party (1)	223	451
Loss on disposal of property and equipment	59	290
Gain on disposal of business units	(38)	(30)
Income from discontinued operations, net of tax	(42)	(116)
Stock-based compensation (4)	498	302
Adjusted EBITDA (3)	$23,700	$25,181

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	December 31, 2008	September 30, 2008
Balance Sheet Data:
Cash and cash equivalents	$28,295	$38,908
Working capital(5)	49,078	55,878
Total assets	998,315	1,016,433
Total debt (6)	512,918	513,920
Shareholders’ equity	229,533	237,128

	Three Months Ended
	December 31, 2008	December 31, 2007
Other Financial Data :
Cash flows provided by (used in):
Operating activities	$14,234	$15,504
Investing activities	(23,773)	(8,989)
Financing activities	(1,074)	(994)

Purchases of property and equipment	11,046	3,585
Cash paid for acquisitions, net of cash received	13,106	5,693

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.
(2)	Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.
(3)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.
(4)	Represents non-cash stock-based compensation expense.
(5)	Working capital is calculated by subtracting current liabilities from current assets.
(6)	Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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